Exhibit 10.14

CENTRAL VALLEY BANK

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), is made and entered into effective as of April 1, 2007 (“Effective Date”), between CENTRAL VALLEY BANK (the “Bank”) and D. MICHAEL BROADHEAD (“Executive”).

RECITALS

A.	The Bank is a wholly-owned subsidiary of Heritage Financial Corporation. (“Heritage”).

B.	Executive is presently the Bank’s President. The Bank wishes to continue Executive’s employment in that capacity under the terms and conditions of this Agreement.

C.	Under the terms of this Agreement, Executive wishes to continue his employment with the Bank (or its successor, if any) for the period provided in this Agreement.

AGREEMENT

The parties agree as follows.

1.	Employment. The Bank will continue Executive’s employment during the Term and any Extended Term (as defined below), and Executive accepts employment by the Bank, on the terms and conditions set forth in this Agreement. Executive’s title will be “President.”

2.	Effective Date and Term.

(a)	Term. The initial term of this Agreement (“Term”) commences on the Effective Date and terminates on March 31, 2008.

(b)	Automatic Renewal. This Agreement shall renew automatically at the end of the Term for one additional year (an “Extended Term”) and shall renew automatically at the end of the Extended Term for additional successive one year terms (each successive one year term also an “Extended Term”) unless Executive gives the Bank or Bank gives the Executive written notice at least 90 days before the end of the Term or an Extended Term (as the case may be) of his or its intent that this Agreement not be renewed.

3.	Duties. Executive will faithfully and diligently perform the duties assigned to Executive from time to time by the Bank’s board of directors, by Heritage’s board of directors, or by the President or CEO of Heritage. In the event that Heritage elects to merge the Bank into Heritage Bank or some other affiliate or Heritage, then the title and duties of Executive with respect to the entity surviving such merger shall be determined by the President and CEO of Heritage or his designee. Executive will use his best efforts to perform his duties and will devote his full time and attention to these duties during working hours during the Term and any Extended Term. These duties will include, without limitation, the following:

(a)	Bank Performance. Executive will be responsible for all aspects of the Bank’s performance, including, without limitation, directing that daily operational and managerial matters are performed in a manner consistent with Heritage’s and the Bank’s policies. These duties will also include formulating and implementing the Bank’s expansion strategies and performing all other tasks in connection with the Bank’s management and affairs that are normal and customary to Executive’s position.

(b)	Integration with Heritage. Executive will continue to participate in the integration of the Bank’s commercial banking activities with Heritage’s existing commercial operations.

(c)	Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) in the Bank’s market areas.

(d)	Report to Board. Executive will report directly to the Bank’s CEO or to the CEO of Heritage as designated from time to time. The Bank’s or Heritage’s board of directors may, from time to time, modify Executive’s title or add to, delete from, or modify Executive’s performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank or of Heritage subject to Section 10(b) of this Agreement. Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections 3(a), 3(b), and 3(c) of this Agreement.

4.	Salary; Vacation. During the Term, Executive will receive a base salary of not less than $148,512 per year, to be paid in accordance with the Bank’s regular payroll schedule for executives. During any Extended Term, Executive will receive a base salary of not less than his base salary at the time of the commencement of the then current Extended Term, to be paid in accordance with the Bank’s regular payroll schedule for executives. Executive will be entitled to four weeks of vacation during the Term or any Extended Term. Payment, if any, for unused vacation time will be according to bank policy in effect at the time.

5.	Incentive Compensation. The Bank’s board of directors, subject to ratification by Heritage’s board of directors, will determine the amount of bonus, if any, to be paid by the Bank to Executive for each year during the Term or any Extended Term. Executive will participate in any existing or subsequent management incentive plan of Heritage or Bank to the same extent as officers with similar responsibilities. Executive’s bonus, if any, will reflect Executive’s contribution to the performance of the Bank during the year.

6.	Income Deferral and Benefits.

(a)	Subject to eligibility requirements and in accordance with and subject to any policies adopted by the Bank’s or Heritage’s Board of Directors with respect to any benefit plans or programs, Executive will be entitled to receive benefits (including stock options) comparable to those offered to other executive officers of Heritage and its subsidiaries with position and duties comparable to those of Executive. Neither the Bank nor Heritage through this Agreement obligates itself to make any particular benefits available to its employees or executive officers.

(b)	Bank agrees to provide Executive with a vehicle for Executive’s business use.

7.	Business Expenses. The Bank will reimburse Executive for ordinary and necessary expenses (including, without limitation, travel, entertainment, and similar expenses) incurred in performing and promoting the Bank’s business. Executive will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

8.	Termination.

(a)	Termination By Bank for Cause. If, before the end of the Term or any Extended Term, the Bank terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason, the Bank will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of Executive’s termination. Executive will have no right to receive compensation or other benefits for any period after termination under this section 8(a), and Executive will be subject to the noncompetition and nonsolicitation requirements of Section 12 through the remainder of the Term or Extended Term in which termination occurs and for the three-year period following such Term or Extended Term in which termination occurs.

(b)	Other Termination By Bank. If before the end of the Term or any Extended Term, (i) the Bank terminates Executive’s employment without Cause or (ii) Executive terminates his employment for Good Reason (defined below), the Bank will pay Executive for the remainder of the Term or Extended Term in which termination occurs the salary Executive would have been entitled to under this Agreement if his employment had not terminated. If Executive is terminated pursuant to this Section 8(b), Executive will be subject to the noncompetition and nonsolicitation requirements of Section 12 only through the remainder of the Term or Extended Term in which termination occurs.

(c)	If the Executive is deemed to be a “Specified Employee” then payment of his/her benefits under Section 8(b) that is payable because Executive’s employment terminates as set forth in the preceding paragraph (b), shall be delayed until six (6) months and one day after the date the benefit under Section 8(b) is payable, unless the Executive dies between such date and the payment date at which time all such benefits shall then commence. Benefits otherwise payable during the six months and one day payment delay shall be paid in one lump sum without interest on or shortly after the expiration of the six months and one day period. Benefits otherwise payable after the six months and one day delay shall be paid as originally scheduled.

(d)

(1)    Death or Disability. This Agreement terminates upon Executive’s death or Disability. The Bank or its successor’s Board of Directors, acting in good faith, will make the final determination of whether Executive is suffering under any Disability, taking into account the requirements of Section 409A of the Internal Revenue Code and the definition of “Disability” as set forth in Section 8(d)(2), and for purposes of making such determination, may require Executive to submit to a physical examination by a physician mutually agreed upon by Executive and the Board of Directors. If termination occurs under this Section 8(d), Executive or his estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date of such termination.

(2)    Definition of Disability. “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(e)	Termination Related to a Change in Control.

(1)    Termination by Bank. If the Bank, or its successor in interest by merger, or its transferee in the event of a purchase and assumption transaction, for reasons other than Executive’s death, Disability, or Cause (1) terminates Executive’s employment within one year following a Change in Control (as defined below) or (2) terminates Executive’s employment before the Change in Control but on or after the date that any party either announces or is required by law to announce any prospective Change in Control transaction and a Change in Control occurs within twelve months after the termination, the Bank will pay Executive in a lump sum an amount equal to 36 months of Executive’s Base Salary for the calendar year in which Executive’s employment is terminated (the “Change in Control Payment”).

(2)    Termination by Executive. If Executive terminates Executive’s employment, with or without Good Reason, within one year following a Change in Control, the Bank will pay Executive the Change in Control Payment.

(3)    If the Executive is determined to be a “Specified Employee” then payment of his benefits under Section 8(e) that are triggered by a termination of Employment occurring after a Change in Control shall be delayed until six (6) months and one day after the date the benefit is otherwise payable, unless the Executive dies between such date and the payment date at which time all such benefits shall be paid. Benefits otherwise payable during the six months and one day payment delay shall be paid in one lump sum without interest on or shortly after the expiration of the six months and one day period. Benefits otherwise payable after the six months and one day delay shall be paid as originally scheduled.

(f)	Limitations on Payments Related to Change in Control. Notwithstanding any other provision of this Agreement:

(1)	the Change in Control Payment will be less than the amount that would cause it to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”);

(2)	the Change in Control Payment will be reduced by any salary that Executive receives from the Bank or its successor after the Change in Control; and

(3)	Executive’s right to receive the Change in Control Payment terminates (i) immediately, if before the Change in Control transaction closes, Executive terminates his employment without Good Reason or the Bank terminates Executive’s employment for Cause, or (ii) one year after a Change in Control occurs.

(g)	Definition of “Change in Control”. “Change in Control” means a change in the ownership of Heritage Financial Corporation (“Heritage”) or Central Valley Bank(“the Bank”), a change in the effective control of Heritage or the Bank or a change in the ownership of a substantial portion of the assets of Heritage or the Bank, in each case as provided under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(h)	Return of Bank Property. If and when Executive ceases for any reason to be employed by Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank or Heritage. At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank or Heritage. The obligations in this paragraph include the return of documents and other materials which may be in Executive’s desk at work, in Executive’s car or place of residence, or in any other location under Executive’s control.

9.	Definition of “Cause”. “Cause” means any one or more of the following:

(a)	Willful misfeasance or gross negligence in the performance of Executive’s duties;

(b)	Conviction of a crime in connection with his duties;

(c)	Conduct demonstrably and significantly harmful to the Bank, as reasonably determined by the Bank’s or Heritage’s board of directors on the advice of legal counsel of Bank or Heritage; or

(d)	Permanent disability, meaning a physical or mental impairment which renders Executive incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Executive so incapable for the reasonably foreseeable future.

10.	Definition of “Good Reason”. “Good Reason” means only any one or more of the following:

(a)	Reduction, without Executive’s consent, of Executive’s salary or elimination of any compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all similarly situated Bank Executives (or Executives of a successor or controlling entity of the Bank) formerly benefited;

(b)	The assignment to Executive without his consent of any authority or duties materially inconsistent with Executive’s position as of the date of this Agreement; or

(c)	A relocation or transfer of Executive’s current business office that would require Executive to commute on a regular basis more than 60 miles each way from his current business office at the Bank on the date of this Agreement, unless Executive consents to the relocation or transfer.

11.	Definition of “Specified Employee”. The term “Specified Employee” is a key employee (as defined in IRC Section 416(i) without regard to paragraph (5) thereof) of a corporation, any stock in which is publicly traded on an established securities market or otherwise, and as is further defined in Proposed Regulations 1.409A-1(i)(1) or any other regulation finally adopted with respect to IRC Section 416(i).

12.	Confidentiality. Executive will not, after signing this Agreement, including during and after its Term, use for his own purposes or disclose to any other person or entity and confidential information concerning the Bank or Heritage or their business operations or customers, unless (1) the Bank or Heritage consents to the use or disclosure of their respective confidential information, (2) the use or disclosure is consistent with Executive’s duties under this Agreement, or (3) disclosure is required by law or court order.

13.	Noncompetition.

(a)	Participation in a Competition Business. During the Term or any Extended Term and for three years after expiration of Term or any Extended Term (such three years being the “Post-Term Period”) (regardless of whether Executive’s employment ends at the end of the Term or any Extended Term or at some other point after the end of the Term or any Extended Term), Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, “founder,” employee, consultant, or agent; provided, however, that Executive may acquire and own an interest not to exceed 2% of the total equity interest in any publicly held entity whose equity securities are listed on a national securities exchange (even if such entity is a Competing Business). Executive’s noncompetition obligations for the Post-Term Period will not apply if (1) Executive’s employment during the Term or any Extended Term is terminated without Cause, (2) Executive terminates his employment during the Term or any Extended Term for Good Reason, or (3) the Bank or its successor declines to employ Executive after expiration of the Term or any Extended Term.

(b)	No Solicitation. During the Term or any Extended Term and the Post-Term Period (regardless of whether Executive’s employment ends at the end of the Term or any Extended Term or at some other point after the end of the Term or any Extended Term) Executive will not directly or indirectly solicit or attempt to solicit (1) any employees located in Yakima County in Washington State (the “County”) of the Bank, Heritage, or any of Heritage’s Subsidiaries, to leave their employment or (2) and customers located in Yakima County of the Bank, Heritage, or any of Heritage’s Subsidiaries to remove their business from the Bank, Heritage, or any of Heritage’s Subsidiaries, or to participate in any manner in a Competing Business. Solicitation prohibited under this Section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications. Executive’s nonsolicitation obligations for the Post-Term Period will not apply if (1) Executive’s employment during the Term or any Extended Term is terminated without Cause, (2) Executive terminates his employment during the Term or any Extended Term for Good Reason, or (3) the Bank or its successor declines to employ Executive after expiration of the Term or any Extended Term.

(c)	Employment Outside the County. Nothing in this Agreement prevents Executive from accepting employment after the end of the Term or any Extended Term outside the County from a Competing Business, as long as Executive will not (a) act as an employee or other representative or agent of the Competing Business within the County (b) have any responsibilities for the Competing Business’ operations within the County.

(d)	Competing Business. “Competing Business” means any financial institution or trust company that competes with, or will compete in the County with, Heritage, the Bank, or any of Heritage’s Subsidiaries . The term “Competing Business” includes, without limitation, any start-up or other financial institution or trust company in formation.

14.	Enforcement.

(a)	The Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationships between Executive and the Bank, the agreements referred to in Sections 11 and 12 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Bank’s and Heritage’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with the Bank and Heritage to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

(b)	Executive acknowledges that the Bank and Heritage will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 11 or 12 or threatens or attempts to do so. For this reason, under these circumstances, the Bank and Heritage, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and neither the Bank nor Heritage will be required to post a bond as a condition for the granting of this relief.

15.	Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 11 and 12 and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and the Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

16.	Arbitration.

(a)	Arbitration. At either party’s request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorney’s fees.

(b)	Governing Law. All proceedings will be held at a place designated by the arbitrator in Thurston County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

(c)	Exception to Arbitration. Notwithstanding the above, if Executive violates Sections 11 or 12, the Bank will have the right to initiate the court proceedings described in Section 13(b), in lieu of an arbitration proceeding under this Section 15. The Bank may initiate these proceeding wherever appropriate within Washington State; but Executive will consent to venue and jurisdiction in Thurston County, Washington.

17.	Miscellaneous Provisions.

(a)	Defined Terms. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Plan.

(b)	Entire Agreement. This Agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements. Accordingly, Executive specifically waives the terms of and all of his rights under all employment, change-in-control and salary continuation agreements, whether written or oral, he has entered into with the Bank or any of its Subsidiaries or affiliates.

(c)	No Right to Continued Employment. Nothing in this Agreement, express or implied, is intended to confer upon Executive the right to continued employment with the Bank after the Initial Term.

(d)	Binding Effect. This Agreement will bind and inure to the benefit of the Bank’s, Heritage’s, and Executive’s heirs, legal representatives, successors and assigns.

(e)	Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

(f)	Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

(g)	Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

(h)	Assignment. The services to be rendered by executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

(i)	Amendment. This Agreement may not be modified or amended except by a written instrument signed by both parties with the prior written consent of Heritage.

(j)	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

(k)	Governing Law and Venue. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law. Except as otherwise provided in Section 15(c), the parties must bring any legal proceeding arising out of this Agreement in Thurston County, Washington, and the parties will submit to jurisdiction in that county.

(l)	Counterparts. This Agreement may be executed in one or more facsimile counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

(m)	Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject the Executive to additional tax or interest and Executive shall not be required to incur any additional compensation as a result of the reformation. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A of the Internal Revenue Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.

Signed: March 2, 2007	CENTRAL VALLEY BANK, N.A.

	By:	/s/ Brian L. Vance
	Printed Name:	Brian L. Vance
	Title:	CEO

D. MICHAEL BROADHEAD, individually

/s/ D. Michael Broadhead
D. Michael Broadhead